Exhibit 4.1

EXECUTION COPY

NOTES PURCHASE AGREEMENT

by and between

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

and

CITADEL EQUITY FUND LTD.

Dated: October 22, 2009

This Notes Purchase Agreement (this “Agreement”) is dated as of October 22, 2009, by and between China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), and Citadel Equity Fund Ltd. (“Citadel”).

WHEREAS, on September 2, 2009 the Company issued and sold to Citadel the Tranche A Zero Coupon Guaranteed Senior Unsecured Convertible Notes in an aggregate principal amount of US$50,000,000 (the “Notes”), which were issued pursuant to the provisions of an indenture (the “Indenture”), dated as of September 2, 2009, among the Company, The Bank of New York Mellon, as trustee (the “Trustee”), and certain other parties named therein;

WHEREAS, Citadel is currently the sole beneficial holder of all of the Notes outstanding as of the date hereof;

WHEREAS, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.         Repurchase and Cancellation of Notes.

Subject to the terms and conditions of this Agreement, the Company agrees to pay to Citadel a total purchase price equal to US$47,500,000 (the “Purchase Consideration”) in full satisfaction of any payment or other obligations under the Notes. At or prior to 10:00 a.m. (New York City time) on October 30, 2009 (the “First Closing Date”), US$27,000,000 of the Purchase Consideration (the “First Purchase Consideration”) shall be payable in cash by wire transfer in immediately available funds to such bank account or accounts as Citadel shall have beforehand designated to the Company (the “Citadel Account”). At or prior to 10:00 a.m. (New York City time) on November 16, 2009 (the “Second Closing Date,” and together with the First Closing Date, the “Closing Dates”), the remaining US$20,500,000 of the Purchase Consideration (the “Second Purchase Consideration”) shall be payable in cash by wire transfer in immediately available funds to the Citadel Account. Promptly upon receipt of the First Purchase Consideration, and in any event no later than 5:00 p.m. of the next business day following such receipt, Citadel shall instruct its applicable agents to surrender by book-entry transfer to the Trustee 56.8421% of all of the outstanding Notes in an aggregate principal amount of US$28.42 million for cancellation. Promptly upon receipt of the Second Purchase Consideration, and in any event no later than 5:00 p.m. of the next business day following such receipt, Citadel shall instruct its applicable agents to surrender by book-entry transfer to the Trustee the remaining 43.1579% of all of the outstanding Notes in an aggregate principal amount of US$21.58 million for cancellation. Citadel agrees to the repurchase described in this Agreement, and acknowledges that the Purchase Consideration constitutes full and adequate consideration for all of the Notes.

2.         Representations and Warranties.

(a)	Citadel. Citadel represents and warrants, as of the date hereof and as of each of the Closing Date, to the Company as follows:

	(i)	Citadel is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(ii)

Citadel has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Citadel.

(iii)

This Agreement has been duly executed and delivered by Citadel and constitutes a valid and binding obligation of Citadel, enforceable against Citadel in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(iv)

No regulatory approval is required to be obtained by Citadel in connection with the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement will not (i) violate any provision of the constitutional documents of Citadel, (ii) result in the violation of any law applicable to Citadel, (iii) violate or constitute a default under or give rise to any third parry rights under any agreement or instrument applicable to Citadel or any of its assets, or (iv) result in the imposition of any security interest upon any assets of Citadel, except for such violations, defaults, third party rights and security interest under clauses (ii), (iii) and (iv) that, individually and in the aggregate, neither have had nor are reasonably likely to have a material adverse effect on the ability of Citadel to perform its obligations under this Agreement.

(v)

Citadel is the sole beneficial owner of all of the Notes and holds all the Notes free and clear of any liens, encumbrances, pledges, security interests or other restrictions or claims of any kind or character (“Lien”) as of the date hereof, and immediately prior to each of the Closing Date, will be the sole beneficial owner of all of the Notes (in the case of the Second Closing Date, however, excluding the Notes surrendered to the Company on or about the First Closing Date in accordance herewith) and hold all of such Notes free and clear of all Liens. On the Closing Date, the Company will acquire all of the Notes free and clear of any Liens.

(b)	The Company. The Company represents and warrants, as of the date hereof and as of each of the Closing Date, to Citadel as follows:

(i)

The Company has all requisite corporate power and legal authority to execute, deliver and perform his obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Company, including approval of the Company’s Board of Directors, to the extent required.

(ii)

This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(iii)

No regulatory approval is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement will not (i) violate any provision of the constitutional documents of the Company, (ii) result in the violation of any law applicable to the Company, (iii) violate or constitute a default under or give rise to any third party rights under any agreement or instrument applicable to the Company or any of its assets, or (iv) result in the imposition of any security interest upon any assets of the Company, except for such violations, defaults, third party rights and security interest under clauses (ii), (iii) and (iv) that, individually and in the aggregate, neither have had nor are reasonably likely to have a material adverse effect on the ability of Company to perform his obligations under this Agreement.

3.         Acknowledgment.

     Citadel agrees and acknowledges that, upon the receipt of the Purchase Consideration in full as provided herein, it will have no claim or right to the Notes. Upon receipt of the Purchase Consideration in full as provided herein, Citadel shall release and forever discharge the Company, and each of its officers, employees, directors, legal counsel, agents and representatives, of and from any and all claims with respect to the Notes, which Citadel may now or hereafter have against the Company or any of its officers, employees, directors, legal counsel, agents or representatives.

4.         Miscellaneous.

(a)

Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company, to: 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen, China, Fax: (86) 755-83510815, Attention: Mr. Tu Guo Shen, with a copy to Pillsbury Winthrop Shaw Pittman LLP, 2300 N Street, N.W., Washington, DC 20001, Fax: (1-202) 663-8007, Attention: Louis A. Bevilacqua, Esq., and (ii) if to Citadel, to: c/o 131 South Dearborn Street, Chicago, Illinois 60609, USA, Fax: (1-312) 267 7300, Attention: Mr. Adam C. Cooper, with a copy to 18/F Chater House, 8 Connaught Road, Central, Hong Kong, Fax: (852) 3667 5511, Attention: Mr. Andrew Fong and with a copy to Simpson Thacher & Bartlett LLP, ICBC Tower 35th Floor, 3 Garden Road, Central, Hong Kong SAR, China, Fax: (852) 2869 7694, Attention: Youngjin Sohn, Esq.

(b)

This Agreement has been and is made solely for the benefit of and shall be binding upon each of the parties to this Agreement, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement.

(c)	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(d)

Each of the parties hereto agrees that any suit, action or proceeding against such party arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

(e)	The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

(f)

No failure to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(g)	This Agreement may be signed in various counterparts which together shall constitute one and the same instrument.

(h)	The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

(i)

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, in each case, to the extent permitted by applicable law, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable, to the extent permitted by applicable law.

(j)

This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by all of the signatories hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and Citadel have executed this Agreement as of the date set forth above.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

By: /s/ Guoshen Tu
Name: Guoshen Tu
Title: Chief Executive Officer

CITADEL EQUITY FUND LTD.

By: Citadel Advisors LLC, its Portfolio Manager

By: /s/ Andrew Fong
Name: Andrew Fong
Title: Authorized Signatory